EXECUTION

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of April 10, 2026, by and between each investment company referenced on the signature page hereto (each a “Fund,” collectively the “Funds”), and The Bank of New York Mellon, a New York banking organization (“BNY”). Although a single agreement is used for administrative ease, this contract represents a separate Fund Administration and Accounting Agreement for each Fund and, accordingly, a separate agreement between each Fund (or series thereof, where applicable) and BNY will be deemed to have been established, the terms of each of which are set forth in this Agreement.

W I T N E S S E T H :

WHEREAS, each Fund is an investment company registered under the Investment Company Act of 1940, as amended; and

WHEREAS, each Fund desires to retain BNY to provide the services described herein, and BNY is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

“Applicable Authorities” means all laws applicable to each Fund (or series thereof, where applicable) or BNY, including without limitation the Securities Laws and all other applicable rules, regulations, official interpretations and guidance of a regulatory entity or agency having jurisdiction over the Fund or BNY.

“Authorized Person” shall mean each person, whether or not an officer or an employee of a Fund, duly authorized by the Board to execute this Agreement and to give Instructions on behalf of such Fund as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by BNY and the applicable Fund. From time to time each Fund may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY.

“BNY Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.

“BNY Service Agreement” means individually, and collectively as context requires, the Custody Agreement, the Transfer Agency and Shareholder Services Agreement, in each case, by and among BNY or BNY Affiliate, as applicable, the DoubleLine Funds Trust and each Fund and this Agreement.

“Board” shall mean a Fund’s board of trustees.

“Confidential Information” shall have the meaning given in Section 21 below.

“Documents” shall mean such documents, including but not limited to, Board resolutions, including resolutions of the Fund’s Board authorizing the execution, delivery and performance of this Agreement by the Fund, and opinions of outside counsel which are issued in connection with the Offering Materials, as BNY may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Electronic Access Services” means such services made available by BNY or a BNY Affiliate to a Fund to (i) electronically access information and/or the systems, applications and software used to deliver information relating to the services described in Schedule I and/or (ii) transmit Instructions.

“Instructions” shall mean, with respect to this Agreement, instructions issued to BNY by way of (a) one of the following methods (each as and to the extent specified by BNY as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords or authentication keys, or otherwise appearing on their face to have been transmitted by an Authorized Person or (iii) third-party institutional trade matching utilities used to effect transactions in accordance with such utility’s customary procedures or (b) such other method as may be agreed upon by the parties and that appear on their face to have been transmitted by an Authorized Person.

“Investment Advisor” shall mean the entity identified by a Fund to BNY as the entity having investment responsibility with respect to the Fund.

‘‘Net Asset Value” shall mean the per share value of a Fund, calculated in the manner described in the Funds’ Offering Materials.

“Offering Materials” shall mean a Fund’s currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Fund, including any amendments thereto and financial statements or annual or semiannual reports incorporated by reference therein.

“Oral Instructions” shall mean, with respect to this Agreement, spoken instructions issued to BNY and reasonably believed by BNY to be from an Authorized Person.

“Organizational Documents” shall mean certified copies of a Fund’s articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to a Fund, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY.

“Private Investments” means (i) private equity investments, including investments in partnership and limited liability companies, acquired by a Fund; (ii) all dividends in kind (e.g., non-cash dividends) from the investments described in clause (i); and (iii) loans or loan commitments originated by or otherwise obtained by a Fund; in each case, for which no public market quotations are available.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any series or class of a Fund.

2. Appointment.

Each Fund hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3. Representations and Warranties.

(a)  BNY hereby represents and warrants to each Fund, which representations and warranties shall be deemed to be continuing, that:

i  It is a banking company duly organized and existing and in good standing under the laws of The State of New York;

ii  It has the corporate power and authority to carry on its business as now conducted and is conducting its business in compliance with all laws and regulations applicable to the services hereunder, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted.

iii  It is authorized to enter into this Agreement and to perform its obligations hereunder;

iv  To its knowledge, no legal or administrative proceedings have been instituted or threatened which would materially impair BNY’s ability to perform its duties and obligations under this Agreement;

v  To its knowledge, its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of BNY or any law or regulation applicable to it;

vi  It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

vii  This Agreement has been duly authorized, executed and delivered by BNY in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, creditors’ rights or equitable principles; and

vii  It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, applicable to it in the performance of the services, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.

(b)  Each Fund hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

I.  It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

II.  This Agreement has been duly authorized, executed and delivered by such Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of such Fund, enforceable in accordance with its terms;

III.  The Fund’s Investment Advisor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification except where failure to so qualify would not have a material adverse effect on the Investment Advisor’s ability to conduct its business or operations.

IV.  It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

V.  The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Fund’s Offering Materials and the Pricing and Valuation Policy provided to BNY (the “Valuation Policy”). To the extent the performance of any services described in Schedule I attached hereto by BNY in accordance with the then effective Offering Materials for the Fund would violate any applicable laws or regulations, the Fund shall, upon the Fund determining or reasonably suspecting any such violation, reasonably promptly so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of securities, Net Asset Value or other computation, as the case may be, or instruct BNY in writing to value securities and/or compute Net Asset Value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Offering Materials and Valuation Policy, all subject to confirmation by BNY as to its capacity to act in accordance with the foregoing;

VI.  The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to the Investment Advisor or sponsor of the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY to such Investment Advisor or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of the Fund and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

VII.  Each person named on Exhibit B hereto is duly authorized by such Fund to be an Authorized Person hereunder;

VIII.  Without limiting the provisions of Section 21 below, the Fund shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, officers, Board members, regulators, examiners, internal and external accountants, auditors and counsel, (ii) to employees of its Affiliates who have a need-to-know such information, (iii) for a summary description of this Agreement in the Offering Materials and as an exhibit to any regulatory filing if necessary provided the Fund has received written approval from BNY of the description included in the Agreement, (iv) to any other person when required by a court order or legal process, (v) as agreed in writing by BNY (which approval will not be unreasonably withheld) or (vi) whenever advised by its counsel that it would be liable for a failure to make such disclosure. In addition, BNY acknowledges and agrees that this Agreement will be filed by the Fund with the SEC. The Fund shall instruct its employees, regulators, examiners, internal and external accountants, auditors and counsel who may be afforded access to such information of the Fund’s obligations of confidentiality hereunder;

IX.  The Fund shall promptly notify BNY in writing of any and all legal proceedings or securities investigations filed or commenced against the Fund, the Investment Advisor or the Board which may have a material adverse effect on the Fund’s ability to meet its obligations under this Agreement; and

X.  The Fund acknowledges for itself and its users that certain information provided by BNY on its websites may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Fund and its users. Certain information provided by BNY is supplied to BNY pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information. Therefore, the Fund, on behalf of itself and its users, further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNY on its websites in any way without the express written permission of BNY and the Licensor. (Licensor permission to be obtained by BNY prior to BNY providing its permission.)

4. Delivery of Documents.

Each Fund shall promptly provide, deliver or cause to be delivered from time to time to BNY the Fund’s Organizational Documents, Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY to perform its duties hereunder. BNY shall not be deemed to have notice of any information (other than information supplied by BNY) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY.

5. Matters Regarding BNY.

(a) Subject to the direction and control of each Fund’s Board and the provisions of this Agreement, BNY shall provide to each Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b) In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

(c) BNY shall not provide any services under this Agreement relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund’s financial records or other services normally performed by the Funds’ respective counsel or independent auditors and the services provided by BNY do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of a Fund or any other person, and each Fund acknowledges that BNY does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to a Fund.

(d) At least annually, BNY shall, upon a Fund’s request, provide the Funds with the results of its latest SSAE-18 or equivalent control audit prepared by BNY’s external auditors. In addition, BNY shall participate, no more than once every 12 months, in the Funds’ reasonable information security questionnaire process.

(e) (1) Each Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent auditors and accountants, transfer agent and any other service providers to cooperate with BNY and to provide BNY, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which in the reasonable opinion of BNY, is necessary in order to enable BNY to perform its duties hereunder. In connection with its duties hereunder, BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy, validity or propriety of any information, documents or advice provided to BNY by any of the aforementioned persons. BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of a Fund to cause any information, documents or advice to be provided to BNY as provided herein and shall be held harmless by each Fund when acting in accordance with its standard of care herein and in reliance upon such information, documents or advice relating to such Fund. All fees or costs charged by such persons shall be borne by the appropriate Fund, and BNY shall have no liability with respect to such fees or charges, including any increases in, or additions to, such fees or charges related directly or indirectly to the services described herein or the performance by BNY of its duties hereunder. BNY shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by a Fund, or by any affiliate of such Fund or by any other third party service provider to such Fund. In the event that any services performed by BNY hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY which BNY in its reasonable judgment deems reliable, BNY shall not have any responsibility or liability for, be under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy or completeness of such information.

(2) (ii) The Investment Advisor may, from time to time, be responsible for valuing Private Investments. The Investment Advisor shall be solely responsible for providing BNY with information relating to the value, including but not limited to the fair value, of Private Investments (“Manager Marks”), from time to time and the Investment Advisor hereby instructs BNY to use Manager Marks in connection with BNY’s provision of the services hereunder. Notwithstanding anything in this Agreement to the contrary, each Fund acknowledges and agrees that BNY shall have no duty, responsibility or obligation to value, price or otherwise calculate or determine the value of a Fund’s interest in a Private Investment or to investigate, verify, inquire into or be deemed to make any assurances with respect to the accuracy or completeness of any Manager Marks or whether Manager Marks have been determined in accordance with the Investment Advisor’s or the applicable Fund’s written valuation policies, offering materials or organizational documents.

(f) Nothing in this Agreement shall limit or restrict BNY, any BNY Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.

(g) Each Fund shall furnish BNY with any and all instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNY in the performance of its duties hereunder (collectively “Fund Directions”), including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, the treatment of investments subject to tax or withholding in certain jurisdictions, and the value of any securities lending related collateral investment account(s). Any such Fund Direction may, if specified by the Fund in such Fund Direction, be a standing Fund Direction which BNY shall continue to apply to its performance of its duties hereunder unless and until revoked or otherwise modified by the Fund through the delivery of a subsequent Fund Direction. Unless otherwise instructed by a Fund, including, without limitation, by way of a Fund Direction, or standing Fund Direction, such as with respect to the treatment of investments subject to tax or withholding in certain jurisdictions, BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state or foreign income taxes. The parties acknowledge and agree that a Fund Direction shall constitute an Instruction hereunder. Each Fund shall also furnish BNY with bid, offer, mid-point or other market values or fair values of securities if BNY notifies such Fund that such information with respect to a security are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY which the Fund directs BNY to utilize, and which BNY in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY with bid, offer, mid-point, or other market values or fair values of securities and instruct BNY in Instructions to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. Without limiting the generality of the foregoing, from time to time the Fund may identify pricing services or vendors with whom BNY does not have a pre-existing relationship and the parties shall endeavor to discuss such pricing vendor or service and to otherwise identify a similar pre-existing pricing source. In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the applicable Fund. BNY shall not override valuations or prices received from a securities pricing or similar service without written Instructions from an Authorized Person and such Instruction shall provide BNY with the necessary valuation or price to be utilized. Without limiting the generality of the foregoing, BNY shall provide an initial control over the reliability of the pricing information received from pricing sources by reviewing reports generated from its automated price flagging systems and performing other tolerance verification steps each as mutually agreed upon from time to time between the parties.

(h) BNY may apply to an Authorized Person of any Fund for Instructions, including Fund Directions, with respect to any matter arising in connection with BNY’s performance hereunder for such Fund, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith without negligence, willful misconduct, or reckless disregard by it in the performance of its obligations or duties hereunder, in each case, in accordance with such Instructions. Such application for Instructions shall be provided within a reasonable period of time depending on the circumstances prior to the proposed action, and shall set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(i) The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Group”). The BNY Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) each Fund consents to the disclosure of and authorizes BNY to disclose information regarding the Fund (“Customer-Related Data”) to the BNY Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY may store the names and business contact information of each Fund’s employees and representatives relating to this Agreement on the systems or in the records of the BNY Group or its service providers. The BNY Group may aggregate Customer-Related Data on an anonymized basis with other similar client data collected and/or calculated by the BNY Group for BNY’s and its Affiliates’ reporting, research, product development and distribution, and marketing purposes, so long as such aggregated data represents a sufficiently large sample such that no Fund data can be identified either directly or indirectly or by inference or implication.

(j) BNY may consult with counsel to the appropriate Fund or its own counsel, at BNY’s sole expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel if done without negligence, or reckless disregard of its obligations in the performance of its obligations or duties hereunder

(k) Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY is solely responsible for processing such securities, as identified by the applicable Fund or its Authorized Persons, in accordance with U.S. tax laws and regulations.

(l) BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and, except as otherwise specifically set forth in this Agreement, no covenant or obligation shall be implied against BNY in connection with this Agreement.

(m) BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by an Authorized Person and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of a Fund’s or Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities or Private Investments; and the amounts receivable or the amounts payable for the sale or redemption of Fund Shares effected by or on behalf of a Fund. In the event BNY’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer, market or fair values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which the Fund directs BNY to utilize, and which BNY in its judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing and subject to the testing and controls performed in respect of pricing information and valuations described in Section 5(g) above, BNY shall not be required to inquire into any valuation of securities, Private Investments or other assets by a Fund or any third party described in this sub-section (m) even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities or Private Investments of the same issuers.

(n)  BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.

(o)  BNY shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occur directly or indirectly by reason of circumstances that, after taking commercially reasonable measures, are beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties without BNY, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party engaged by the Fund, failure of the mails or communications or computer (hardware or software) services or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. Upon the occurrence of any such delay or failure, BNY shall use commercially reasonable efforts to resume performance of the affected services as soon as practicable under the circumstances. BNY further represents that it has developed and will implement business continuity and disaster recovery plans reasonably designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under this Agreement. Such plans will cover the facilities, systems, applications and employees that are critical to the provision of the services hereunder, and will be tested at least annually to validate whether the recovery strategies, requirements, and protocols are viable and sustainable.

(p) BNY shall not be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY to supply any instructions, explanations, information, specifications or documentation reasonably required or necessary by BNY in the performance of its duties under this Agreement.

(q) Each Fund acknowledges that while it is not part of BNY’s normal practices and procedures to accept Oral Instructions, BNY may in certain limited circumstances accept Oral Instructions. In such event, such Oral Instructions will be deemed to be Instructions for purposes of this Agreement. An Authorized Person issuing such an Oral Instruction will promptly confirm such Oral Instruction to BNY in writing. Notwithstanding the foregoing, each Fund agrees that the fact that such written confirmation is not received by BNY, or that such written confirmation contradicts the Oral Instruction, will in no way affect (i) BNY’s reliance on such Oral Instruction or (ii) the validity or enforceability of transactions authorized by such Oral Instruction and effected by BNY.

(r) BNY shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, BNY shall, at no additional expense to the applicable Fund, take reasonable steps to minimize service interruptions. BNY shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNY’s or a BNY Affiliate’s own negligence, intentional misconduct, bad faith or reckless disregard in the performance of its duties under this Agreement.

(s) If a Fund seeks to have BNY provide Loan Administration Services (as defined in Schedule II attached hereto), the delivery of such Loan Administration Services shall be subject to the terms and conditions set forth in this Agreement and those included in Schedule II.

6. Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification under the Securities Laws and state and other applicable securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to such Fund’s shareholders or members, as applicable, all expenses incidental to holding meetings of such Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors, officers, managers and/or members, as may be applicable.

7. Portfolio Compliance Services.

(a) If Schedule I contains a requirement for BNY to provide a Fund with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as directed by each Fund and as mutually agreed between BNY and such Fund, and the results of BNY’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. BNY shall have no responsibility or obligation to provide Portfolio Compliance Services other than those services specifically listed in Schedule I.

(b) A Fund will examine each Compliance Summary Report delivered to it by BNY and notify BNY of any error, omission or discrepancy that it identifies within fifteen (15) days of such identification.

(c) While BNY will endeavor to identify out-of-compliance conditions, BNY does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Portfolio Compliance Services, a Fund’s sole and exclusive remedy and BNY’s sole liability shall be limited to re-performance by BNY of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable, and the preparation of a corrected report, at no cost to the Fund.

8. Rule 38a-l and Regulatory Administration Services.

(a) If Schedule I contains a requirement for BNY to provide a Fund with compliance support services related to Rule 38a-l promulgated under the 1940 Act and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

(b) Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of a Fund or any other person.

(c) All work product produced by BNY as outlined at Schedule I in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the applicable Fund and by the Fund’s legal counsel. The Regulatory Support Services performed by BNY under this Agreement will be at the request and direction of the Fund and/or its chief compliance officer (the “Fund’s CCO”), as applicable. BNY disclaims liability to the Fund, and the Fund is solely responsible, for the selection, qualifications and performance of the Fund’s CCO and the adequacy and effectiveness of the Fund’s compliance program.

9. Standard of Care; Indemnification.

(a) BNY shall be obligated to exercise in the performance of its duties hereunder reasonable care, prudence and diligence that a professional fund accountant and administrator to investment companies registered under the 1940 Act would exercise, to act in good faith and to use commercially reasonable efforts in performing services provided for under this Agreement (the “Standard of Care”).

(b) Except as otherwise provided herein, and subject always to Section 9(f) below, BNY and any BNY Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) (“Losses”) incurred by or asserted against a Fund, except those Losses arising out of BNY’s or a BNY Affiliate’s bad faith, negligence, willful misconduct or failure to perform obligations under the Agreement in accordance with the Standard of Care or the reckless disregard of BNY or a BNY Affiliate in the performance of its obligations or duties hereunder. In no event shall BNY or any BNY Affiliate be liable to any Fund or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY and any BNY Affiliate shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund (including without limitation, Fund Directions or any standing Fund Direction), or for delays caused by circumstances beyond BNY’s reasonable control, unless such loss, damage or expense arises out of the bad faith, negligence, willful misconduct of BNY or reckless disregard of BNY or a BNY Affiliate in the performance of its or its Affiliates obligations or duties hereunder or failure to perform obligations under the Agreement in accordance with the Standard of Care.

(c) Subject to the last sentence of this Section 9( c), each Fund, severally and not jointly, shall indemnify and hold harmless BNY and any BNY Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable and documented attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY or any BNY Affiliate in connection with this Agreement, by reason of or as a result of any action taken or omitted to be taken by BNY or any BNY Affiliate in the performance of its or its Affiliates obligations hereunder without bad faith, negligence, willful misconduct, or reckless disregard of BNY or a BNY Affiliate in the performance of its or its Affiliates obligations hereunder, or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Fund’s Offering Materials or Documents ( excluding information provided by BNY), (iii) any Instructions, or (iv) any opinion of legal counsel for such Fund or BNY, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNY nor any BNY Affiliate for costs, expenses, damages, liabilities or claims for which BNY or any BNY Affiliate is otherwise liable for under this Agreement. In no event shall a Fund be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity arising out of or relating to this Agreement (whether or not foreseeable and even if the Fund has been advised of the possibility of such losses or damages) (“Damages Waiver”); provided, however, the Fund acknowledges and agrees the foregoing Damages Waiver does not include reasonable and documented outside counsel fees and expenses claimed by BNY or a BNY Affiliate under its indemnity rights in this Agreement and each Fund agrees not to claim such outside counsel fees and expenses as subject to the Damages Waiver.

(d) Without limiting the generality of the foregoing, each Fund, severally and not jointly, shall indemnify BNY and any BNY Affiliate providing services hereunder against and save BNY and any BNY Affiliate harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

I. Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any third party described above or by or on behalf of a Fund;

II. Action or inaction taken or omitted to be taken by BNY or any BNY Affiliate pursuant to Instructions, including, for the avoidance of doubt, Fund Directions, of the Fund or otherwise without negligence, bad faith or willful misconduct;

Ill. Any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of counsel for a Fund or its own counsel;

IV. Any use in violation of Applicable Authorities or other improper use by a Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY pursuant to this Agreement;

V. The method of valuation of the securities, including any Manager Marks, and the method of computing each Series’ net asset value; or

VI. Any valuations of securities, including Manager Marks, other assets, or the net asset value provided by a Fund.

VII. Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by BNY in good faith to be from an Authorized Person, or upon the opinion of legal counsel for a Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(e) Subject to the limitations of liability contained in this Agreement, including, without limitation, this Section 9, BNY shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs and charges (“Liabilities”), in each case, which are incurred by the Fund as the result of BNY’s or a BNY Affiliate’s negligence, bad faith, fraud, reckless disregard of its duties hereunder, willful misconduct or failure to perform its obligations under this Agreement in accordance with its Standard of Care; provided, however, BNY shall not indemnify a Fund for any Liabilities arising out of the Fund’s negligence, bad faith, fraud, reckless disregard of its duties hereunder, or willful misconduct.

(f) Notwithstanding the foregoing or any other provision in this Agreement or applicable law to the contrary, BNY and the Funds agree that to the extent that BNY or any BNY Affiliate would otherwise be liable hereunder, in no event shall BNY’s and such BNY Affiliate’s total maximum aggregate liability under this Agreement, whether based on a claim in contract or in tort, law or equity, for any reason and upon any cause of action whatsoever, the recovery of which is not excluded by another provision of this Agreement exceed twenty-four (24) months’ fees (based on the fees paid by the applicable Fund for the services provided pursuant to this Agreement during the preceding 24 month period immediately preceding the event giving rise to the Loss) (the “Damage Cap”); provided, however, the Damage Cap shall not apply to those Losses which are caused by BNY’s or a BNY Affiliate’s gross negligence, willful misconduct, or fraud.

(g) Notwithstanding the foregoing or any other provision in this Agreement or applicable law to the contrary and except as may be agreed upon in writing by the parties, BNY and each Fund agree that to the extent that BNY or any BNY Affiliate providing services hereunder would otherwise be liable hereunder, in no event shall BNY’s and such BNY Affiliate’s total maximum aggregate liability under Section 9(e) of this Agreement for indemnification, whether based on a claim in contract or in tort, law or equity, for any reason and upon any cause of action whatsoever, exceed twelve (12) months’ fees (based on the fees paid by the applicable Fund for the services provided pursuant to this Agreement during the preceding 12 month period immediately preceding the event giving rise to the Liability).

(h) In the event of any demand, or any civil, criminal, administrative, or investigative claim, action, or proceeding (including arbitration) asserted, commenced or threatened against an entity or person (a “Claim”), upon the assertion of such Claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim; provided, however, that any failure by a party to provide such notice shall not relieve the other party of its obligations to indemnify and hold harmless the other party pursuant to the terms of this Agreement except to the extent that the indemnifying party can demonstrate actual prejudice as a result of such failure.

(i) Each Fund and BNY acknowledge that BNY, or a BNY Affiliate, and each Fund are parties to the BNY Service Agreements. Notwithstanding anything else in this Agreement to the contrary, BNY and each Fund acknowledge and agree that nothing in this Agreement shall be deemed to modify, amend or relieve BNY, any BNY Affiliate or a Fund of any obligations or liabilities under the applicable BNY Service Agreement.

(j) The provisions of this Section 9 shall survive termination of this Agreement.

10. Compensation.

For the services provided hereunder, each Fund agrees to pay BNY such compensation as is mutually agreed to in writing by such Fund and BNY from time to time and such reasonable and documented out-of-pocket expenses ~. telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, and reproduction charges) as are incurred by BNY in performing its duties hereunder (provided that unless otherwise agreed by BNY and a Fund, transportation and lodging costs must be pre-approved in writing by the Fund in advance of BNY billing the Fund for such costs). Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. BNY shall deliver to the Fund invoices for services rendered to the applicable Fund. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, each Fund’s Net Asset Value shall be computed at the times and in the manner specified in the Valuation Policy.

11. Records: Visits.

(a) BNY shall maintain the books and records of the Fund on behalf of the Fund as are required under the 1940 Act. The books and records pertaining to each Fund and such Fund’s Series which are in the possession or under the control of BNY shall be the property of the Fund. The Fund and Authorized Persons, including without limitation its auditors (including internal audit staff and exterior auditors) and compliance personnel, shall have access to such books and records, including through the Electronic Access Services, at all times during BNY’s normal business hours with reasonable prior written notice to BNY requesting the ability to access such records. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNY to the Fund or to an Authorized Person. In case of any request or demand for the inspection of such records by another party, BNY shall, if legally permissible, notify the Fund as promptly as practicable under the circumstances and follow the Fund’s instructions as to permitting or refusing such inspection.

(b) BNY shall keep all books and records with respect to each Series’ books of account, records of each Series’ securities transactions and all other books and records as BNY or a Fund is required to maintain pursuant to the 1940 Act in connection with the services provided hereunder.

12. Term of Agreement.

(a) This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11 :59 PM (Eastern time) on the date which is the seventh anniversary of such date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless a particular Fund or BNY gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate with respect to the relevant Fund at 11 :59 PM (Eastern time) on the last day of the Initial Term or Renewal Term, as applicable.

(c) If a Fund or BNY with respect to a particular Fund materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11 :59 PM (Eastern time) on the 30th day following the date the Breach Termination Notice is given, or such later date as may be agreed in writing between the parties hereto. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d) Notwithstanding anything contained in this Agreement to the contrary, (i) if in connection with a Change in Control (defined below) a Fund gives notice to BNY terminating this Agreement or terminating it as the provider of any of the services hereunder or (ii) if a Fund otherwise terminates this Agreement, except for a termination by the Fund pursuant to Section 12(c) above, or terminates any of the services hereunder, before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term (“Early Termination”), the following terms shall apply:

i Subject to Section 12(f) below, before the effective date of the Early Termination and before any conversion of Fund records and accounts to a successor service provider, the Fund shall pay to BNY an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if BNY were to provide all services hereunder until the expiration of, as appropriate, the Initial Term or the then-current Renewal Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to BNY under this Agreement during the last three calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder).

ii The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to BNY for the termination of services before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term.

iii For the purposes of this Section 12(d), “Change in Control” means a merger, consolidation, adoption, acquisition, change in control, re-structuring or re-organization of or any other similar occurrence involving a Fund or any affiliate of a Fund.

iv If the Fund gives notice of Early Termination (or an Early Termination without such notice occurs) after expiration of the notice period specified in Section 12(b) above, the references above to “expiration of, as appropriate, the Initial Term or the then-current Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following, as appropriate, the Initial Term or the then-current Renewal Term.”

v Subject to Section 12(f) below, if any of the Fund’s assets serviced by BNY under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and owe BNY an Early Termination Fee calculated as if the Removed Assets constituted a “Fund”; and (ii) at BNY’s option, either (a) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by BNY resulting in the Fund owing BNY the Early Termination Fee, or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

(e) Notwithstanding any other provision of this Agreement, a party to this Agreement (the “Solvent Party”) may in its sole discretion terminate this Agreement immediately with respect to a particular Fund by sending notice thereof to the other party (the “Insolvent Party”) upon the happening of any of the following: (i) the Insolvent Party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Insolvent Party any such case or proceeding; (ii) the Insolvent Party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Insolvent Party or any substantial part of its property or there is commenced against the Insolvent Party any such case or proceeding; (iii) the Insolvent Party makes a general assignment for the benefit of creditors; or (iv) the Insolvent Party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. The Solvent Party may exercise its termination right under this Section 12(e) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by the Solvent Party of its termination right under this Section 12(e) shall be without any prejudice to any other remedies or rights available to the Solvent Party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 18 below, notice of termination under this Section 12(e) shall be considered given and effective when given, not when received.

(f) For clarification with respect to Section 12(d), the consolidation or merger of one Fund into another Fund shall not constitute Removed Assets (or Early Termination) by the Fund consolidated or merged into another Fund, and the liquidation of a Fund shall not constitute Removed Assets (or Early Termination) by the Fund.

(g) Without limiting the generality of the foregoing, in the event any BNY Service Agreement is terminated in whole or in part by the DoubleLine Funds Trust or some or all of the Funds, notwithstanding anything in this Section 12 to the contrary, BNY shall have the right to terminate this Agreement by giving to the Funds a notice in writing specifying the date of such termination, which will not be less than ninety (90) days after the date of such notice; provided, however, the events described in Section 12(f) above shall not be deemed to constitute the termination of a BNY Service Agreement for purposes of this Section 12(g).

13. Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY and the Fund to be bound thereby, and authorized or approved by such Fund’s Board.

14. Assignment; Subcontracting.

(a) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by any Fund without the prior written consent of BNY, or by BNY without the prior written consent of the affected Fund.

(b) Notwithstanding the foregoing: (i) BNY may assign or transfer this Agreement to any BNY Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY gives the relevant Funds thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY; (ii) BNY may subcontract with, hire, engage or otherwise outsource to any BNY Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY of any of its obligations or liabilities hereunder; (iii) BNY may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall (A) not require the prior written consent of the relevant Funds and (B) BNY shall be liable to the Fund for any acts or omissions to act of such unaffiliated third party the same as if BNY had acted or omitted to act; and (iv) BNY, in the course of providing certain additional services requested by a Fund, including but not limited to, Typesetting, Money Market Fund or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer or electronic services provider (“Vendor”) to provide BNY with the ability to generate certain reports or provide certain functionality. BNY shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY will disclose the identity of the Vendor and the status of the contractual relationship, and a Fund is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c) As compensation for the Vendor Eligible Services rendered by BNY pursuant to this Agreement, the applicable Fund will pay to BNY such fees as may be agreed to in writing by the Fund and BNY. In turn, BNY will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY will retain the difference between the amount paid to BNY hereunder and the fees BNY pays to the Vendor as compensation for the additional services provided by BNY in the course of making the Vendor Eligible Services available to the Fund.

(d) Any purported assignment or transfer in violation of this Section 14 will be voidable at the option of the other party.

15. Governing Law: Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury.

16. Severability: No Third Party Beneficiaries.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances. A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement, and no Fund shall have a right to enforce any provision of this Agreement as it relates to another Fund. BNY shall not be responsible for any costs or fees charged to a Fund or an affiliate of a Fund by consultants, counsel, auditors, public accountants or other service providers retained by the Fund or any such affiliate.

17. No Waiver.

Each and every right granted to BNY or the Funds hereunder or under any other document delivered hereunder or in connection herewith, or, after giving effect to the provisions of this

Agreement, allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY or a Fund to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY or a Fund of any right preclude any other or future exercise thereof or the exercise of any other right.

18. Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to a Fund, at:

DoubleLine Funds Trust

c/o DoubleLine

2002 North Tampa Street, Suite 200

Tampa, FL 33602

Attention: Legal Department

E-mail: Legal@doubleline.com

if to BNY, at:

The Bank of New York Mellon

103 Bellevue Parkway

Wilmington, Delaware 19809

Attention: Head of U.S. Fund Accounting

with a copy to:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt. Any access to and use of the Electronic Access Services by a Fund in connection with this Agreement will be subject to a separate written agreement between the parties or their respective affiliates. Each Fund acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to BNY and that there may be more secure methods of transmitting Instructions than the method selected by the sender. Each Fund agrees that the security procedures, if any, to be followed by a Fund and BNY with respect to the transmission and authentication of Instructions provide to a Fund a commercially reasonable degree of protection in light of its particular needs and circumstances.

19. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

20. Several Obligations.

The parties acknowledge that the rights and obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

21. Confidentiality.

BNY shall keep confidential any information relating to a Fund’s business and each Fund shall keep confidential any information relating to BNY’s business (each, “Confidential Information”), except as expressly agreed in writing by the protected party. Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans and internal performance results relating to the past, present or future business activities of a Fund or BNY and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords a Fund or BNY a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, as between BNY and a particular Fund information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; ( c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; ( e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory authority request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNY in connection with an independent third party compliance or other review provided; however, that such third party is subject to a confidentiality obligation at least as restrictive as that contained in this Agreement; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. Provisions authorizing the disclosure of information shall survive any termination of this Agreement. The obligations set forth in this Section 21 shall survive any termination of this Agreement for a period of one (1) year after such termination.

22. Non-Solicitation.

During the term of this Agreement with respect to a particular Fund and for one (1) year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY’s employees, and the Fund shall cause the Fund’s sponsor and any affiliates of the Fund to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY employee by a Fund, the Fund’s sponsor or an affiliate of the Fund if the BNY employee was identified by such entity solely as a result of the BNY employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

NOTICE

A copy of the Agreement and Declaration of Trust of each Fund, as amended or restated from time to time, is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of Fund by an officer or trustee of Fund in his or her capacity as an officer or trustee of Fund and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders of Fund individually, but are binding only upon the assets and property of Fund.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

DOUBLELINE FUNDS TRUST, ON BEHALF OF EACH FUND LISTED ON EXHIBIT A ATTACHED HERETO, SEPARATELY AND NOT JOINTLY

By:	/s/ Henry V. Chase
Name:	Henry V. Chase
Title:	Treasurer & Principal Financial & Accounting Officer

THE BANK OF NEW YORK MELLON

By:	/s/ Michael Gronsky
Name:	Michael Gronsky
Title:	Senior Vice President
Date:	April 10, 2026

EXHIBIT A

Fund Name	Effective Date of Administration and Accounting Services
DoubleLine Total Return Bond Fund
DoubleLine Core Fixed Income Fund
DoubleLine Emerging Markets Fixed Income Fund
DoubleLine Low Duration Bond Fund
DoubleLine Flexible Income Fund
DoubleLine Low Duration Emerging Markets Fixed Income Fund
DoubleLine Long Duration Total Return Bond Fund
DoubleLine Global Bond Fund
DoubleLine Emerging Markets Local Currency Bond Fund
DoubleLine Strategic Commodity Fund
DoubleLine Strategic Commodity Ltd. (a wholly-owned subsidiary of DoubleLine Strategic Commodity Fund)*
DoubleLine Shiller Enhanced CAPE®
DoubleLine Shiller Enhanced International CAPE®
DoubleLine Selective Credit Fund

*	Indicates entity will not receive full 1940 Act fund services.

EXHIBIT B

I, [Name]     , of     [Fund Name]     , a [State] [corporation/trust] (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of the Fund to each such position and qualified therefor in conformity with the Fund’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of     , 2025, between the Fund and The Bank of New York Mellon.

Name	Position	Signature

SCHEDULE I

Schedule of Services

The services included on this Schedule of Services may be provided by BNY or a BNY Affiliate, collectively referred to herein as “BNY”.

VALUATION SUPPORT AND COMPUTATION ACCOUNTING SERVICES

BNY shall provide the following valuation support and computation accounting services for each Fund:

•	Journalize investment, capital share and income and expense activities;

•	Maintain individual ledgers for investment securities;

•	Maintain historical tax lots for each security;

•	Maintain and keep updated on an accurate and timely basis the security master file;

•	Reconcile cash and investment balances of each Fund with the Fund’s custodian and/or prime brokerage accounts;

•	Calculate and accrue various contractual expenses;

•	Calculate capital gains and losses;

•	Calculate distribution rate per share;

•	Determine net income;

•

Obtain security market quotes and currency exchange rates from pricing services approved by a Fund’s investment adviser, or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser, and in either case, calculate the market value of each Fund’s investments in accordance with the Fund’s valuation policies or guidelines;

•	Calculate Net Asset Value in the manner specified in the Fund’s Offering Materials and Valuation Policy;

•	Transmit or make available a copy of the daily portfolio valuation to a Fund’s investment adviser; and calculate yields and portfolio average dollar-weighted maturity as applicable; and

•	Calculate portfolio turnover rate, total return, and other financial highlights for inclusion in the annual and semi-annual shareholder reports.

FINANCIAL REPORTING

BNY shall provide the following financial reporting services for each Fund:

•	Financial Statement Preparation & Review

•	Prepare the Fund’s respective class level annual and semi-annual shareholder reports with respect to a Fund registered on Form N-1A1 for shareholder delivery, inclusion in Form N-CSR and webhosting;

[1]	Requires applicable “Typesetting Services” as described herein.

•	Prepare the Fund’s annual and semi-annual shareholder reports with respect to a Fund not registered on Form N-1A2 for shareholder delivery and inclusion in Form N-CSR and webhosting;

•	Prepare the Fund’s quarterly (or more frequent) schedule of portfolio holdings for inclusion in Form N-PORT;

•	Prepare, circulate and maintain the Fund’s financial reporting production calendar;

•	Prepare and file (or coordinate the filing of) the Fund’s Form N-CEN.

•	Modernization Reporting Services

•

BNY shall provide the Modernization Reporting Services set forth in this section to the Funds following a full service operating model. This operating model requires BNY to include the actual filing of the reports as part of the services noted in this section. Modernization Reporting Services are “Vendor Eligible Services” as contemplated in Section 14(b)(iv) of the Agreement.

•

FORM N-PORT. BNY, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the creation of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the SEC.

•

The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY and the Fund in advance of the preparation of the initial Form N-PORT to be filed under the Agreement.

•	Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every applicable successive reporting period for Form N-PORT.

•

FORM N-CEN. BNY, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

•

The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY and the Fund in advance of the preparation of the initial Form N-CEN to be filed under this Agreement.

•

Unless mutually agreed in writing between BNY and the Fund, BNY will use the same source for obtaining the information and method for performing the required calculations for every successive Form N-CEN.

•	Fixed Income Risk Analytics. BNY shall calculate the portfolio and security-level risk metrics required within Form N-PORT and Form N-CEN (referenced above in this section).

[2]	Requires applicable “Typesetting Services” as described herein.

Liquidity Rule Analysis. BNY shall perform a daily analysis for liquidity classifications and monitor liquidity thresholds per the requirements for Form N-PORT and Form N-CEN (referenced above) and Rule 22e-4.

•

The analysis provided by BNY is subject to and dependent upon the Fund providing all necessary security classifications and percentage thresholds necessary to perform such analysis. The parties hereto acknowledge that the Fund is solely responsible for the adoption, adequacy and effectiveness of the Fund’s liquidity risk management program.

•

BNY shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY (collectively, for this Section, “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party.

•

The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to review and comment on, the preparation of each report described in this section. The Fund shall provide to BNY timely sign-off of the preparation of each such report and timely authorization and direction to file each such report. Absent such timely sign-off, authorization and direction by the Fund, BNY shall be excused from its obligations to prepare the affected report and to file the affected report. BNY is providing the services related to such reports based on the acknowledgement of the Fund that such services, together with the activities of the Fund in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

•	For such time as this section remains in effect, BNY shall be responsible for the retention of the filed reports described in this section in accordance with any applicable rule or regulation.

•	Typesetting Services (applicable to footnote 1 and the related services stated above)

•	Create financial compositions for the applicable financial report and related EDGAR files;

•	Maintain country codes, industry class codes, security class codes and state codes;

•	Create components that will specify the proper grouping and sorting for display of portfolio information;

•	Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY will enter);

•	Process, convert and load security and general ledger data;

•

Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY and the Fund, BNY will use the same layout for production data for every successive reporting period);

•	Generate financial reports using the Vendor’s capabilities which include the following:

•	identifying information at the beginning of the shareholder report;

•	class expense example;

•	Management Discussion of Fund Performance (semi-annual shareholder report at Fund option);

•	key Fund statistics including total advisory fees paid by the Fund, portfolio turnover rate, net assets and number of holdings;

•	graphical representation of holdings;

•	material Fund changes (if applicable) (semi-annual shareholder report at Fund option);

•	changes in and disagreements with accountants in summary form (if applicable);

•	statement regarding the availability of certain additional information; and

•	additional Fund information as mutually agreed in writing between BNY and the Fund.

•

Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every successive reporting period for the typeset reports. At the request of the Fund and upon the mutual written agreement of BNY and the Fund as to the scope of any changes and additional compensation of BNY, BNY will, or will cause the Vendor to, change the format or layout of reports from time to time.

•	Typesetting Services (applicable to footnote 2 and the related services stated above)

•	Create financial compositions for the applicable financial report and related EDGAR files;

•	Maintain country codes, industry class codes, security class codes and state codes;

•	Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;

•	Create components that will specify the proper grouping and sorting for display of portfolio information;

•	Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY will enter);

•	Process, convert and load security and general ledger data;

•

Include data in financial reports provided from external parties to BNY which includes, but is not limited to: shareholder letters, “Management Discussion and Analysis” commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums;

•

Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY and the Fund, BNY will use the same layout for production data for every successive reporting period);

•	Generate financial reports using the Vendor’s capabilities which include the following:

•	front/back cover;

•	table of contents;

•	shareholder letter;

•	Management Discussion and Analysis commentary;

•	sector weighting graphs/tables;

•	disclosure of Fund expenses;

•	schedules of investments;

•	statement of net assets;

•	statements of assets and liabilities;

•	statements of operation;

•	statements of changes;

•	statements of cash flows;

•	financial highlights;

•	notes to financial statements;

•	report of independent registered public accounting firm;

•	tax information; and

•	additional Fund information as mutually agreed in writing between BNY and the Fund.

•

Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every successive reporting period for the typeset reports. At the request of the Fund and upon the mutual written agreement of BNY and the Fund as to the scope of any changes and additional compensation of BNY, BNY will, or will cause the Vendor to, change the format or layout of reports from time to time.

TAX SERVICES

BNY shall provide the following tax services for each Fund:

•	Tax Provision Preparation

•	Prepare fiscal year-end tax provision analysis;

•	Process tax adjustments on securities identified by a Fund that require such treatment;

•	Prepare ROCSOP adjusting entries; and

•	Prepare financial statement footnote disclosures.

•

BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

•	Excise Tax Distributions Calculations

•	Prepare calendar year tax distribution analysis;

•	Process tax adjustments on securities identified by a Fund that require such treatment; and

•	Prepare annual tax-based distribution estimate for each Fund.

•

BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

•	Other Tax Services

•	Prepare for execution and filing, the federal and state income and excise tax returns;

•	Prepare year-end Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers; and

•	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

•	Provide taxable capital gain/loss estimates monthly

•	Pursuant to Instructions, respond to IRS and other tax regulatory agency notices received in respect of a Fund

•	Prepare required ICI Primary and Secondary Reports

•	Preparation of Form 8937.

•

Retain as part of the books and records of the Fund PFIC statements, Schedule K-ls and WHT statements for applicable investments held by the Funds to the extent delivered to and actually received by BNY.

•	Uncertain Tax Positions

•	Documentation of all material tax positions taken by a Fund with respect to specified fiscal years and identified to BNY (“Tax Positions”);

•

Review of a Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures and (v) Subchapter M compliance work papers;

•	Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;

•	Review relevant statutory authorities;

•	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund;

•	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY; and

•	Delivery of a written report to the applicable Fund detailing such items.

•

The following are expressly excluded from the Uncertain Tax Positions services: (i) assessment of risk of any challenge by the Internal Revenue Service or other taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice. Additionally, none of the Uncertain Tax Positions services shall be deemed to be or constitute a tax opinion or tax advice.

(a) The Fund shall provide such information and documentation as BNY may reasonably request in connection with the Uncertain Tax Positions services. The Fund’s independent public accountants shall cooperate with BNY and make such information available to BNY as BNY may reasonably request.

(b) Notwithstanding anything to the contrary in this Agreement and without limiting any rights, protections or limitations of liability otherwise provided to BNY pursuant to this Agreement, (i) BNY is authorized and permitted to release such information as is necessary or desirable to be released in connection with the provision of any of the Uncertain Tax Positions services, (ii) management of the Fund is responsible for complying with all uncertain tax positions reporting obligations relating to the Fund and BNY shall have no liability to the Fund or any other entity or governmental authority with respect to any tax positions taken by the Fund, (iii) BNY shall have no liability either for any error or omission of any other service provider (including any accounting firm or tax adviser) to the Fund or for any failure to discover any such error or omission, (iv) the Fund shall be responsible for all filings, tax returns and reports on all Tax Positions and for the payment of all taxes and similar items (including without limitation penalties and interest related thereto) and (v) in the event of any error or omission in the performance of a Uncertain Tax Positions service the Fund’s sole and exclusive remedy and BNY’s sole liability shall be limited to re-performance of the applicable Uncertain Tax Positions service and the preparation and delivery to the Fund of a corrected report (if necessary), such re-performance, preparation and delivery to be provided at no additional service charge to the Fund.

•	IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY informs the Fund that any U.S. tax advice contained in any communication from BNY to the Fund (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

FUND ADMINISTRATION SERVICES

BNY shall provide the following fund administration services:

•

In accordance with Instructions received from a Fund, and subject to portfolio limitations as provided by such Fund to BNY in writing from time to time, monitor such Fund’s compliance, on a post-trade basis, with such portfolio limitations, provided that BNY maintains in the normal course of its business all data necessary to measure the Fund’s compliance;

•	Monitor the Fund’s status as a regulated investment company under Subchapter M of the IRC and Subchapter L of the IRC (if required).

•	Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Fund approved invoices;

•

Calculate Fund approved income and per share amounts required for periodic distributions to be made by the applicable Fund (which, for the avoidance of doubt, includes preparing monthly reports regarding book/tax differences), including to support calculation of income and earnings and profits distributable to shareholders;

•	Produce performance return files for all standard time periods with respect to applicable Funds and share classes in standard BNY format;

•	Disseminate performance return files in standard BNY format on a monthly basis;

•

Disseminate benchmark performance return files (provided that the relevant benchmark data is readily available to BNY in the normal course of BNY’s business and at no additional cost to BNY) in standard BNY format on a monthly basis;

•	Calculate total return information;

•	Coordinate a Fund’s annual audit;

•	Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis; and

•

If the chief executive officer or chief financial officer of a Fund is required to provide a certification as part of the Fund’s Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification. Such sub-certification is to be in such form and relating to such matters as agreed to by BNY in advance. BNY shall be required to provide the sub-certification only during the term of this Agreement with respect to the applicable Fund and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

REGULATORY ADMINISTRATION SERVICES

BNY shall provide the following regulatory administration services for each Fund:

•	Maintain a regulatory calendar for each Fund listing various SEC filing and Board approval deadlines;

•

Assemble and distribute board materials for quarterly meetings of the Board, including the drafting of agendas and resolutions for such quarterly meetings of the Board (with final selection of agenda items made by Fund counsel);

•	Attend (in-person or telephonically) quarterly Board meetings and draft minutes thereof;

•

Prepare and coordinate the filing of annual post-effective amendments to a Fund’s registration statement (not including the initial registration statement or related to the addition of one or more classes of shares or series or the combining of multiple prospectuses into one prospectus or the splitting of one prospectus into multiple prospectuses);

•

Prepare and coordinate the filing of Forms N-CSR (including financial statements required to be included therein by SEC Release No. IC-34371) and N-PX, as applicable (with the Fund supplying the voting records for Form N-PX in the format required by BNY);

•	Prepare and coordinate the filing of Form 24f-2, as applicable;

•	Prepare and coordinate the filing of the fidelity bond under Rule 17g-1, as applicable;

•	Assist the Fund in the handling of SEC examinations by providing requested documents in the possession of BNY that are on the SEC examination request list; and

•	Assist with and/or coordinate such other filings, notices and regulatory matters on such terms and conditions as BNY and the applicable Fund may mutually agree upon in writing from time to time.

•	eBoard Book Services:

•

Permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly Board meeting materials and such other Board meeting materials as may be agreed between BNY and a Fund.

•	38a-1 Compliance Support Services

•

Provide compliance policies and procedures related to services provided by BNY and, if mutually agreed, certain of the BNY Affiliates; summary procedures thereof; and periodic certification letters on a quarterly basis, including an attestation as to whether there have been any material changes to the policy and procedures summaries provided to the Fund, and sub-certifications related to the Sarbanes-Oxley Act of 2002.

SCHEDULE II

LOAN ADMINISTRATION SERVICES ADDENDUM

TO FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Loan Administration Services Addendum (“Addendum”) to the Fund Administration and Accounting Agreement (“Agreement”), contains additional provisions which apply whenever a Fund desires that BNY provide Loan Administration Services (as defined below) in respect of Loans (as defined below) made or acquired by a Fund. The provisions of this Addendum shall be considered part of the Agreement and shall be enforceable in accordance with the terms of such Agreement. In the event of any conflict between any of the provisions set forth in this Addendum and any of the provisions set forth in the Agreement or in any exhibits, schedules or other attachments thereto, the provisions of this Addendum shall control with respect to the Loan Administration Services. All subsequent references in this Addendum to the Agreement shall mean the Agreement as modified by this Addendum.

1. Definitions. Whenever used in this Addendum, the following words shall have the meanings set forth below. Capitalized terms not otherwise defined below shall have the meanings given to such terms in the Agreement.

a. “Loan Administration Services” shall mean with respect to each Loan, those services to be provided by BNY to a Fund as set forth on Exhibit A to this Addendum.

b. “Loan Documents” shall mean, for each Loan acquired or made by a Fund, each of the assignment and acceptance agreement, funding memorandum, credit agreement, amendments to the credit agreement (if any), the current amortization schedule for each Loan (if any) and such other information with respect to the Loan as BNY may reasonably require in order to perform the Loan Administration Services.

c. “Loans” shall mean any direct, participation or subparticipation interest in or assignment or novation of a loan or other extension of credit including, but not limited to, bank loans, interests in bank loans, loan commitments or other commercial loans, whether the loans are bilateral or syndicated and whether any obligor is located in or outside of the United States, made or acquired by a Fund.

2. The Services. BNY shall provide to each Fund the Loan Administration Services in respect of Loans. Each Fund shall, promptly after the date hereof, deliver or cause to be delivered to BNY copies of all Loan Documents in connection with the Loans being serviced by BNY pursuant to the terms of the Agreement and this Addendum.

3. Representations and Warranties of a Fund. Each Fund represents and warrants to BNY that it has:

a.

independently and without reliance upon BNY, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of any borrower and its affiliates and made its own decision to make and/or purchase the Loans; and

b.

independently and without reliance upon BNY, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action with respect to the Loans, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any borrower.

4. Exculpation of BNY.

a.

BNY will have no liability for any delay or failure by a Fund or any third party in providing Loan Documents to BNY or for any inaccuracy or incompleteness of any Loan Documents. BNY will have no obligation to verify, investigate, recalculate, update or otherwise confirm the accuracy or completeness any Loan Documents or other information or notices received by BNY in respect of a Loan. BNY will be entitled to (i) rely upon the Loan Documents and any other instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, including, but not limited to, any syndication agent, lead or obligor or any similar party with respect to a Loan and/or upon advice and statements of legal counsel (including, without limitation, counsel to BNY, any Fund, any borrower or any lender), independent accountants and other experts selected by BNY and (ii) update its records on the basis of such information or notices as may from time to time be received by BNY.

b.

Delivery of reports, information and documents to BNY is for informational purposes only and BNY’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the borrower’s compliance with any of its covenants under the Loan Document. BNY shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of any Fund as it deems appropriate or it shall first be indemnified to its satisfaction by the Funds against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

c.

BNY will have no obligation to (i) determine whether any necessary steps have been taken or requirements have been met for a Fund to have acquired good or record title to a Loan, (ii) ensure that a Fund’s acquisition of a Loan has been authorized by such Fund, (iii) collect past due payments on the Loan, preserve any rights against prior parties, exercise any right or perform any obligation in connection with the Loan (including taking any action in connection with any consent solicitation, notice of default or similar notice received from any syndication agent, lead or obligor on a Loan) or otherwise take any other action to enforce the payment obligations of any obligor on a Loan, (iv) become itself the record title holder of the Loan or (v) make any advance of its own funds with respect to the Loan.

d.

BNY shall not be deemed to have knowledge or notice of the occurrence of any default or event of default under the Loans unless BNY has received notice from the Funds referring to this Agreement, describing such default or event of default and stating that such notice is a “notice of default.” BNY shall take such action with respect to such default or event of default as shall be reasonably directed by the Funds; provided that unless and until BNY shall have received such directions, BNY may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such default or event of default.

e.

Each Fund expressly acknowledges that neither BNY nor any of their respective officers, directors, employees, agents, attorneys, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by BNY hereafter taken, including, without limitation, any review of the affairs of any borrower or any affiliate of any borrower, shall be deemed to constitute any representation or warranty by BNY. Except for notices, reports and other documents expressly required to be furnished to the Funds by BNY, BNY shall not have any duty or responsibility to provide any Fund with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any borrower that may come into the possession of the BNY or any of its officers, directors, employees, agents, attorneys, attorneys-in-fact or affiliates.

f.

BNY shall not be obligated to accept nor be responsible for holding or safekeeping any collateral including, any securities, promissory notes, certificates of equity or debt ownership or obligations, deeds, mortgages, bonds, security agreements, any other type of negotiable instrument, or any other document related to the Loan Administration Services.

g.	With respect to any Loan, BNY will have no duties or responsibilities whatsoever with respect to any Loan except as are expressly set forth in this Addendum.

EXHIBIT A TO SCHEDULE II

Schedule of Services

1.	With respect to a Loan to be serviced hereunder, the parties agree that BNY shall perform the following services for each Fund.

(a)	Set-Up/ File Maintenance.

(i)

BNY shall accept from each Fund or its designee, the relevant information pertaining to the Loans, and thereafter maintain paper or electronic copies of same in BNY’s system, including as available or appropriate, copies of all new assignment and acceptance agreements, funding memoranda, current loan or credit agreements.

(ii)	BNY shall record daily interest accruals for each Loan held in any Fund.

(iii)	BNY shall record and process validated interest, principal and fee payments to such Fund’s designated account.

(iv)	BNY shall record and process rollovers, re-pricings, conversions and margin changes for Loans held in any Fund.

(vi)	BNY shall maintain current records of account activity regarding payments remitted under the Loans to BNY for the benefit of each Fund, and shall remit such payments as instructed by such Fund.

(vii)

Notwithstanding the foregoing, BNY shall not be obligated to accept nor be responsible for holding or safekeeping originals of any securities, promissory notes, certificates of equity or debt ownership or obligations, deeds, mortgages, bonds, security agreements, any other type of negotiable instrument, or any other document related to the Loans.

(b)	Reporting / Communications.

(i)

“Reports” shall mean those reports produced by BNY and transmitted daily to the various parties as shall be designated by each Fund, containing the information indicated in and substantially in the form of the sample reports provided to the Funds before the execution of this Agreement and listed on Exhibit B hereto. The Reports may be transmitted by electronic means, including but not limited to e-mail.

(ii)

Additionally, the parties agree that, whereas it is necessary hereunder for BNY to expeditiously obtain and process information, including notices, derived from third-parties, including agents for the Loans (particularly in connection with providing any reports to the Funds), BNY shall be entitled to rely upon such third-party information and shall not be required to verify or authenticate in any manner such information. BNY will be deemed to have acted reasonably in accepting, using and transmitting such information, as contemplated herein.

(c)	Assignments I Pay-Offs / Terminations.

(i)

BNY shall further maintain records of information it receives regarding the transfer, pay-off, assignment, participation, sale, modification, termination or other changes in the Loans, and reflect such changes in its system, and in the Reports.

(ii)	If applicable, BNY will coordinate settlement of assignments and transfer of sale proceeds with the Fund’s custodian.

(d)	Inquiries/ Record Keeping.

(i)

BNY shall maintain electronic records of material notices it receives from the administrative agents of the Loans regarding the Loans and transactions with respect to the Loans for a period of seven years from receipt.

(ii)	BNY will provide initial response to e-mail or telephone inquiries by Fund about a Loan within 2 business days;

(iii)	BNY will, to the extent requested by a Fund, liaise with the administrative agents of the Loans regarding the Loans.

EXHIBIT B TO SCHEDULE II

Reports

A.	Standard Daily Reports as produced by BNY

1.	Daily Trial Balance

2.	Daily Accrued Interest Report

3.	Daily Activity Report

4.	Daily Repricing and Past Due Report

5.	Daily Margin Change Report

B.	Custom Reports (if requested by a Fund)

C.	Customized Extracts (if requested by a Fund)

EXHIBIT C TO SCHEDULE II

List of Fund(s), Loan Accounts, and the applicable Custody Account

Fund(s)	Loan Account Number	Custodial Account Number